UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

November 21, 2011

Date of Report (date of earliest event reported)

NETFLIX, INC.

(Exact name of Registrant as specified in its charter)

Delaware	000-49802	77-0467272
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

100 Winchester Circle

Los Gatos, CA 95032

(Address of principal executive office) (Zip Code)

(408) 540-3700

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Senior Convertible Notes

On November 21, 2011, Netflix, Inc. (the “Company”) entered into a Note Purchase Agreement (the “Purchase Agreement”) to sell to one or more investment funds affiliated with Technology Crossover Ventures (collectively “TCV”) $200 million aggregate principal amount of Zero Coupon Senior Convertible Notes due 2018 (“Notes”).

The completion of the private placement of the Notes is contingent on satisfaction or waiver of customary conditions, as well as a requirement that the Company shall have raised at least $200 million in aggregate gross proceeds from the sale of its common stock to non-affiliated third-parties. The Purchase Agreement provides that the private placement to TCV will be completed on (i) November 28, 2011 or, (ii) if the conditions set forth in the Purchase Agreement have not been satisfied on or prior to November 28, 2011, the first business day following the satisfaction or waiver of such conditions or (iii) such other date as is mutually agreed upon in writing by the parties. No assurances can be made that the TCV transaction will close when expected, with the terms described herein, or at all.

The Notes will be issued under an indenture between the Company and a trustee (the “Indenture”). The Notes do not bear interest. The Notes will mature on December 1, 2018, subject to earlier conversion or repurchase.

The initial conversion rate for the Notes is 11.6553 shares of the Company’s common stock, par value $0.001 per share (“Common Stock”), per $1,000 principal amount of Notes. This is equivalent to an initial conversion price of approximately $85.80 per share of Common Stock. Holders may surrender their Notes for conversion at any time prior to the close of business on the business day immediately preceding the maturity date for the Notes.

The Notes are the Company’s general, unsecured obligations and are effectively subordinated to all of the Company’s existing and future secured debt, to the extent of the assets securing such debt, and are structurally subordinated to all liabilities of the Company’s subsidiaries, including trade payables. The Indenture does not limit the amount of indebtedness that the Company or any of its subsidiaries may incur.

Upon the occurrence of a change of control, which will be defined in the Indenture, each holder of the Notes will have the right to require the Company to repurchase some or all of such holder’s Notes at a purchase price in cash equal to 120% of the principal amount thereof.

At any time following the six month anniversary of the closing date under the Purchase Agreement, the Company may elect to cause the conversion of the Notes into shares of the Company’s Common Stock when specified conditions are satisfied, including that the daily volume weighted average price of the Company’s Common Stock is equal to or greater than 130% of the then-applicable conversion price for at least 50 trading days (including the trading day immediately prior to the conversion date) during a 65 trading day period prior to the conversion date.

The following events are considered “Events of Default,” which may result in the acceleration of the maturity of the Notes under the Indenture:

•	the Company’s failure to pay when due the principal on any of the Notes at maturity, upon required repurchase, upon declaration or otherwise;

•	the Company’s failure to pay interest on any of the Notes for 30 days after the date when due;

•	the Company’s failure to give timely notice of a change of control (as defined in the indenture);

•	the Company’s failure to comply with its obligation to convert the Notes into shares of Common Stock upon exercise of a holder’s conversion right;

•

the Company’s failure to perform or observe any other covenants or agreement under the Notes or the Indenture governing the Notes and the Company fails to cure or obtain a waiver of such default for a period of 60 days after receiving notice of such failure;

•

A default by the Company under any debt (as defined in the Indentures) that results in acceleration of such debt, or the failure to pay any such debt at maturity, in an aggregate principal amount in excess of $25 million, and such acceleration has not been rescinded or annulled within 30 days; and

•	Certain events of bankruptcy, insolvency or reorganization with respect to the Company or any significant subsidiary.

Covenants

The Indenture will include customary covenants for convertible notes. In addition, the Indenture will contain a covenant restricting the ability of the Company to pay cash dividends or to repurchase shares of its common stock, subject to certain exceptions.

Purchase Agreement

The Purchase Agreement will include certain covenants and conditions.

Board Representation

Under the terms and conditions of the Purchase Agreement, TCV shall have the right to nominate one nominee to the Company’s Board of Directors (the “Board Designee”). As of the date hereof, TCV has designated Jay Hoag as a nominee for Board Designee and because Mr. Hoag is currently a member of the Board of Directors, no action by the Company and no adjustment to the Board of Directors will be required as of the closing of the private placement.

So long as the Board Designee meets the requirements set forth in the Purchase Agreement and TCV owns at least $100 million principal amount of the Notes, the Company shall nominate the Board Designee for re-election as a director at the end of each term of such Board Designee as part of the slate proposed by the Company that is included in the proxy statement (or consent solicitation or similar document) of the Company relating to the election of the Board of Directors and the Company will use its reasonable best efforts to cause the election of the Board Designee to the Board of Directors (including providing the same level of support as is provided for other nominees of the Company to the Board of Directors). In the event that the Board Designee ceases to be a member of the Board of Directors, so long as TCV owns at least $100 million principal amount of the Notes, TCV may select another person as a nominee for Board Designee to fill the vacancy created thereby and, if the Board of Directors determines that such nominee meets the criteria set forth in the Purchase Agreement, such nominee shall become the Board Designee and shall be appointed to fill such vacancy.

The Board Designee rights of TCV pursuant to the Purchase Agreement shall be specific to TCV and shall be non-transferable. TCV’s Board Designee rights shall terminate at such time as TCV does not own at least $100 million principal amount of the Notes or under certain other circumstances set forth in the Purchase Agreement.

Information Rights

Subject to the terms and conditions of the Purchase Agreement, the Company has agreed to provide TCV certain customary information rights under the Purchase Agreement and the Company has agreed to enter into management rights letters with TCV.

The information rights of TCV pursuant to the Purchase Agreement shall be specific to TCV and shall be non-transferable. TCV’s information rights shall terminate at such time as TCV does not own Notes, together with shares of common stock issued upon conversion of the Notes (and based upon the then applicable conversion rate for the Notes), representing at least $50 million principal amount of the Notes or under certain other circumstances set forth in the Purchase Agreement.

Expenses

The Company has agreed to reimburse TCV for certain of its expenses incurred in connection with the investment in the Notes.

Registration Rights Agreement

TCV will have certain registration rights with respect to shares of common stock issuable upon conversion of the Notes (“Registrable Securities”) pursuant to a registration rights agreement (the “Registration Rights Agreement”). The Company will be obligated to file a shelf registration statement covering the resale of the Registrable Securities and will have the ability to suspend the resale of Registrable Securities by TCV in certain circumstances, including during a black-out period under the Company’s insider trading policy.

Item 3.02	Unregistered Sales of Equity Securities.

As described in Item 1.01 of this Current Report on Form 8-K, which is incorporated herein by reference, the Company sold $200 million aggregate principal amount of Notes to TCV in a private placement pursuant to exemptions from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”). The Company offered and sold the Notes to TCV in reliance on the exemption from registration provided by Section 4(2) of the Securities Act. The Company relied on the exemption from registration based in part on representations made by TCV.

The Notes and Common Stock issuable upon conversion of the Notes have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

The Notes are convertible into shares of Common Stock as described above.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NETFLIX, INC.

Date: November 21, 2011	By:	/s/ David Hyman
		Name:	David Hyman
		Title:	General Counsel and Secretary